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Exhibit 99.1

[OUTLOOK GROUP CORP. LOGO]

NEWS RELEASE                                 For Additional Information Contact:
                                             Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                        (920) 727-8566
                                             Joseph J. Baksha, CEO
                                             (920) 727-8585


                    OUTLOOK GROUP REPORTS INCREASED SALES AND
                            EARNINGS FOR FISCAL 2005
                Supply Chain Management Strategy Drives Momentum

NEENAH, WIS., JULY 21, 2005.....Outlook Group Corp. (Nasdaq: OUTL) today reported net sales of $21,761,000 for the fourth quarter of fiscal 2005, a 13.6% increase from sales of $19,158,000 for the same period in the prior fiscal year. Net earnings increased 30.3% to $676,000 or $0.20 per diluted share for the fourth quarter of fiscal 2005, from earnings of $519,000 or $0.15 per diluted share for the comparable prior period.

For fiscal 2005, net sales were $75,589,000, a 3.8% increase from sales of $72,797,000 in fiscal 2004. Net earnings were $3,227,000 or $0.94 per diluted share for fiscal 2005, compared to earnings of $1,074,000 or $0.32 per diluted share for the prior year. The fiscal 2005 earnings include a previously disclosed after-tax bad-debt recovery of $722,000 or $0.21 per diluted share, related to a customer note that was written off in prior years.

"Our strong performance in fiscal 2005 is a direct result of our continuing strategy to differentiate Outlook Group in the marketplace by offering complete supply chain managed solutions. This strategy focuses on expanding our long-term relationships to improve our performance and add stability to our operations. Continuing contractual relationships now account for approximately 80% of our sales, highlighting our execution of this strategy," said Joseph J. Baksha, president and chief executive officer of Outlook Group.

                                     -more-

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"With recent industry statistics showing that the overall market for commercial printing remains relatively flat, we believe our increased sales indicate we are gaining market share. In fiscal 2005, we signed new contracts and contract extensions with a value of approximately $35-40 million over the lives of the contracts, many of which are for two or three years. In addition, since the start of fiscal 2006, we have signed new contracts with a value of approximately $22 million," said Baksha. "The improvement in our bottom line reflects the benefits of the long-term agreements as well as our continued focus on operating efficiency using Six Sigma methodology."

Baksha said capital expenditures of $7,900,000 for the year were invested in equipment needed for the company's customer contracts and for productivity improvements. In addition, the company acquired a new digital press. "We increased our quarterly cash dividend payment by 20% during the year to $0.06 per share and long-term debt continued to be under 15% of total capitalization. We are pleased with our performance in fiscal 2005 and look forward to continuing our efforts to achieve additional progress in the years ahead," he said.

Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.

The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships; financing needs to support our relationships; possible termination of contracts, including long-term contracts; the need to complete the transitions to the new customer contracts, and the need to achieve and maintain satisfactory performance thereunder; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

                                     -more-

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                      OUTLOOK GROUP CORP. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (in thousands, except share and per share amounts)


                                                         THREE-MONTH PERIOD ENDED         TWELVE-MONTH PERIOD ENDED
                                                        ---------------------------     ---------------------------
                                                         MAY 31,          May 31,          MAY 31,        May 31,
                                                          2005             2004             2005           2004
                                                          ----             ----             ----           ----
Net sales                                             $    21,761      $    19,158      $    75,589     $    72,797
Cost of goods sold                                         17,442           15,068           60,113          59,256
                                                      -----------      -----------      -----------     -----------
Gross profit                                                4,319            4,090           15,476          13,541
Recovery of bad debt                                           --               --           (1,214)             --
Selling, general and
    administrative expenses                                 3,001            3,099           11,122          11,585
                                                      -----------      -----------      -----------     -----------
Operating profit                                            1,318              991            5,568           1,956
Other income (expense):
    Interest expense                                          (73)             (89)            (225)           (310)
    Interest and other income                                  30               26               80             173
                                                      -----------      -----------      -----------     -----------
Earnings from operations before
    income taxes                                            1,275              928            5,423           1,819
Income tax expense                                            599              409            2,196             745
                                                      -----------      -----------      -----------     -----------

Net earnings                                          $       676      $       519      $     3,227     $     1,074
                                                      ===========      ===========      ===========     ===========

Earnings per common share
    Basic                                             $      0.20      $      0.15      $      0.95     $      0.32
                                                      ===========      ===========      ===========     ===========
    Diluted                                           $      0.20      $      0.15      $      0.94     $      0.32
                                                      ===========      ===========      ===========     ===========
Weighted average number of shares outstanding:
    Basic                                               3,385,477        3,381,775        3,385,477       3,370,485
                                                      ===========      ===========      ===========     ===========
    Diluted                                             3,436,011        3,463,306        3,431,945       3,403,589
                                                      ===========      ===========      ===========     ===========

              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             (Dollars in thousands)

                                           MAY 31, 2005  May 31, 2004
                                           ------------  ------------
Ratio Analysis
Total current assets                       $23,977       $20,876
Total current liabilities                  $11,122       $ 8,323
Total bank debt (including
     current maturities)                   $ 5,350       $ 1,850
Shareholders' equity                       $33,106       $30,658
Current ratio                                 2.16          2.51
Long-term debt to total capitalization        13.9%          5.7%

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